Exhibit 1(j)

                               SCUDDER FUND, INC.
                             ARTICLES SUPPLEMENTARY

     Scudder Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly granted by Article V of the Charter of the Corporation, the Board of Directors has reclassified six hundred million (600,000,000) shares of authorized and unissued Capital Stock into the Scudder Money Market Series. Prior to the reclassification, three billion (3,000,000,000) shares of Capital Stock were classified as shares of the Scudder Money Market Series. After the reclassification, three billion six hundred million (3,600,000,000) shares of Capital Stock are classified as shares of the Scudder Money Market Series.

     SECOND: Pursuant to authority expressly granted by Article V of the Charter of the Corporation, the Board of Directors has subdivided the Scudder Money
Market Series, the Scudder Tax Free Money Market Series and the Scudder Government Money Market Series (the "Classes") into sub-classes of each such Class (collectively, the "SubClasses"). The currently outstanding shares of Capital Stock of each of the Classes, together with any shares of such series issued after the date hereof that are not specifically designated as
Institutional Sub-Class shares or Premium Money Market Sub-Class shares shall have all of the rights, preferences, and privileges currently associated with those shares of Capital Stock, and be subject to such front-end sales loads, contingent deferred sales charges, Rule 12b-1 administrative or service fees, and other administrative or service fees, each as may be established for that sub-class from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder and the applicable rules and regulations of the National Association of Securities Dealers, Inc. and as shall be set forth in the applicable prospectus for the sub-class, and shall be referred to for all purposes as "Managed Shares" of each such Class ("Managed Sub-Class").

     In addition, there is hereby created, with respect to the Scudder Tax Free Money Market Series and Scudder Government Money Market Series, one additional sub-class of Capital Stock, to be referred to for all purposes as "Institutional Shares" ("Institutional Sub-Class"), and with respect to the Scudder Money Market Series, two additional sub-classes of Capital Stock, to be referred to for all purposes as "Institutional Shares" ("Institutional Sub-Class") and the "Premium Money Market Shares" ("Premium Money Market Sub-Class").

     After giving effect to the above classifications of Capital Stock, with respect to these three Classes, the Corporation shall have, in addition to the three billion four hundred million (3,400,000,000) shares of Capital Stock previously classified as set forth


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in the Charter, three billion six hundred million  (3,600,000,000) shares of its authorized Capital Stock classified as the Scudder Money Market Series, which is further classified into eight hundred million (800,000,000) Managed Shares, eight hundred million (800,000,000) Institutional Shares, and two billion (2,000,000,000) Premium Money Market Shares; one billion (1,000,000,000) shares of Capital Stock classified as the Scudder Tax Free Money Market Series, which is further classified into five hundred million (500,000,000) Managed Shares and five hundred million (500,000,000) Institutional Shares; and three billion (3,000,000,000) shares of Capital Stock classified as and the Scudder Government Money Market Series, which is further classified into one billion five hundred million (1,500,000,000) Managed Shares and one billion five hundred million (1,500,000,000) Institutional Shares.

     THIRD: The authorized but unissued shares of capital stock of any SubClass referred to in ARTICLE FIRST and ARTICLE SECOND of these Articles Supplementary as the Institutional Sub-Class or the Premium Money Market Sub-Class shall be subject to the further provisions of this ARTICLE THIRD.

          (1) All such Sub-Classes of a particular Class of capital stock shall represent the same interest in the Corporation and have, except as provided to the contrary in these Articles Supplementary or in any subsequently filed charter document, identical voting, dividend, liquidation, and other rights, terms and conditions with any other shares of capital stock of that Class; provided however, that notwithstanding anything in the Charter of the Corporation to the contrary, shares of the various Sub-Classes of that Class shall be subject to such differing front-end sales loads, contingent deferred sales charges, 12b-1 administrative or service fees, and other administrative, recordkeeping, or service fees, each as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended, and any rules or regulations promulgated thereunder (the "1940 Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") and as shall be set forth in the applicable prospectus for the shares; and provided further that expenses related solely to a particular Sub-Class of a Class of capital stock (including, without limitation, distribution expenses under a Rule 12b-1 administrative or service plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne solely by such Sub-Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of the Sub-Class in question.



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          (2) The assets  belonging to each particular  Class or Sub-Class shall be charged with all expenses, costs, charges and reserves attributable to that Class or Sub-Class, and any general liabilities, expenses, costs, charges or reserves of the Corporation that are not readily identifiable as pertaining to any particular Class or Sub-Class, shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the Class or Sub-Class established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and each allocation of liabilities, expenses, costs, charges and reserves by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes.

          (3) On each matter submitted to a vote of the stockholders, including without limitation, the provisions of any distribution plan adopted by the Board of Directors pursuant to Rule 12b-1 under the 1940 Act, each holder of a share shall be entitled to one vote for each such share standing in his name on the books of the Corporation irrespective of the Class or Sub-Class thereof, and all Shares of all Classes or Sub-Classes shall vote as a single class ("Single Class Voting"); provided, however, that (A) as to any matter with respect to which a separate vote of any Class or Sub-Class is required or permitted by the 1940 Act or would be required under the Maryland General Corporation Law, such requirements as to a separate vote by that Class or Sub-Class, as applicable, shall apply in lieu of Single Class Voting as described above; (B) in the event that the separate vote requirements referred to in (A) above apply with respect to one or more Classes or Sub-Classes, then the Shares of all other Classes or Sub-Classes shall vote as a single Class, unless such Shares are not required to be voted under clause (C) of this paragraph or otherwise under law; and (C) as to any matter which does not materially affect the interest of a particular Class or Sub-Class, only the holders of Shares of the one or more affected Classes or Sub-Classes, as applicable, shall be entitled to vote. To the extent inconsistent with previously existing provisions of the Charter of the Corporation, the provisions of this paragraph (3) shall control.

          (4) Shares of a Sub-Class shall be automatically converted into shares of another Sub-Class at such time as shall be set forth in the applicable prospectus for such Class as amended from time to time, and shall be in accordance with any applicable provisions of the 1940 Act, and in the event no such provision is set forth in the prospectus, shall not be so convertible.


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     FOURTH:  The shares  aforesaid  have been duly  classified  by the Board of
Directors  pursuant  to  authority  and power  contained  in the  Charter of the
Corporation.   These  Articles  Supplementary  do  not  increase  the  aggregate authorized capital stock of the Corporation.

     IN WITNESS WHEREOF, the Scudder Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 11, , 1997.

WITNESS:                                    SCUDDER FUND, INC.

/s/Thomas F. McDonough                      By:  /s/Daniel Pierce
----------------------                           ----------------
Thomas F. McDonough                              Daniel Pierce
Secretary                                        President

     THE UNDERSIGNED, President of the Scudder Fund, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                               /s/Daniel Pierce
                                               ----------------
                                               Daniel Pierce, President




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